Exhibit 99.2

Updated Part II, Item 8. Consolidated Financial Statements and Supplementary Data

Management’s Report on Internal Control over Financial Reporting

The management of Harman International Industries, Incorporated is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control system was designed to provide reasonable assurance to our management and Board of Directors regarding the preparation and the fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

We assessed the effectiveness of our internal control over financial reporting as of June 30, 2008. In making this assessment, we used the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in “Internal Control-Integrated Framework.” Our assessment included an evaluation of such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, overall control environment and information systems control environment. Based on our assessment, we have concluded that, as of June 30, 2008, our internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting, as of June 30, 2008, has been audited by KPMG LLP, an independent registered public accounting firm. KPMG’s report on our internal controls over financial reporting is included herein.

/s/ Herbert Parker
Herbert Parker
Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Harman International Industries, Incorporated:

We have audited the accompanying consolidated balance sheets of Harman International Industries, Incorporated and subsidiaries (the Company) as of June 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2008. In connection with our audits of the consolidated financial statements, we also have audited the related financial statement schedule for each of the years in the three-year period ended June 30, 2008. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harman International Industries, Incorporated and subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2008, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 11 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective July 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Harman International Industries, Incorporated’s internal control over financial reporting as of June 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated August 29, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

(signed) KPMG LLP

McLean, Virginia

August 29, 2008 except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 17, Business Segment Data for which the date is June 15, 2009.

Consolidated Balance Sheets

Harman International Industries, Incorporated and Subsidiaries

($000s omitted except share and per share amounts)

	June 30,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$223,109	106,141
Receivables, net	574,195	486,557
Inventories, net	390,638	453,156
Other current assets	251,139	187,299

Total current assets	1,439,081	1,233,153

Property, plant and equipment, net	640,042	591,976
Goodwill	436,447	403,749
Other assets	311,355	279,990

Total assets	$2,826,925	2,508,868

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$—	1,838
Current portion of long-term debt	639	17,029
Accounts payable	343,780	356,763
Accrued liabilities	413,645	302,016
Accrued warranties	126,977	48,148
Income taxes payable	21,911	90,187

Total current liabilities	906,952	815,981

Borrowings under revolving credit facility	25,000	55,000
Convertible senior notes	400,000	—
Other senior debt	2,313	2,661
Minority interest	34	878
Other non-current liabilities	152,780	140,307

Total liabilities	1,487,079	1,014,827

Shareholders’ equity
Preferred stock, $.01 par value. Authorized 5,000,000 shares; none issued and outstanding	—	—
Common stock, $.01 par value. Authorized 200,000,000 shares; issued 83,940,927 shares in 2008 and 83,436,983 in 2007	839	834
Additional paid-in capital	620,651	595,853
Accumulated other comprehensive income (loss):
Unrealized loss on hedging derivatives	(1,328)	(510)
Pension benefits	(11,947)	(15,778)
Cumulative foreign currency translation adjustment	204,806	98,479
Retained earnings	1,566,720	1,454,771
Less common stock held in treasury (25,422,861 shares in 2008 and 18,198,082 shares in 2007)	(1,039,895)	(639,608)

Total shareholders’ equity	1,339,846	1,494,041

Total liabilities and shareholders’ equity	$2,826,925	2,508,868

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

Harman International Industries, Incorporated and Subsidiaries

($000s omitted except per share amounts)

	Years Ended June 30,
	2008	2007	2006
Net sales	$4,112,503	3,551,144	3,247,897
Cost of sales	3,003,097	2,339,938	2,095,327

Gross profit	1,109,406	1,211,206	1,152,570

Selling, general and administrative expenses	970,905	824,819	755,329

Operating income	138,501	386,387	397,241

Other expenses:
Interest expense, net	8,648	1,500	13,027
Miscellaneous, net	5,369	2,682	8,027

Income before income taxes and minority interest	124,484	382,205	376,187

Income tax expense, net	17,119	70,186	121,877
Minority interest	(421)	(1,944)	(985)

Net income	$107,786	313,963	255,295

Basic earnings per share	$1.75	4.81	3.85

Diluted earnings per share	$1.73	4.72	3.75

Weighted average shares outstanding – basic	61,472	65,310	66,260

Weighted average shares outstanding – diluted	62,182	66,449	68,105

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

Harman International Industries, Incorporated and Subsidiaries

($000s omitted)

	Years Ended June 30,
	2008	2007	2006
Cash flows from operating activities:
Net income	$107,786	313,963	255,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152,342	127,162	129,949
Deferred income taxes	(10,441)	(45,563)	(8,011)
Loss on disposition of assets	235	959	1,480
Share-based compensation	23,148	15,418	16,586
Excess tax benefits from share-based payment arrangements	(5,321)	(10,456)	(45,493)

Changes in operating assets and liabilities:
Decrease (increase) in:
Receivables	(34,980)	(20,314)	4,877
Inventories	102,451	(92,024)	(21,433)
Other current assets	(55,950)	(34,844)	(27,456)
Increase (decrease) in:
Accounts payable	(38,265)	26,266	37,274
Accrued warranty liabilities	78,829	(12,620)	12,186
Accrued other liabilities	69,785	(24,677)	33,691
Income taxes payable	(63,666)	(34,083)	5,303
Other operating activities	(9,144)	6,126	5,731

Net cash provided by operating activities	$316,809	215,313	399,979

Cash flows from investing activities:
Contingent purchase price consideration	$(12,724)	(9,229)	(13,808)
Proceeds from asset dispositions	1,476	3,038	1,574
Capital expenditures	(138,934)	(174,794)	(130,548)
Other items, net	7,697	970	(3,898)

Net cash used in investing activities	$(142,485)	(180,015)	(146,680)

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	$(1,838)	135	(828)
Net (repayments) borrowings under revolving credit facility	(38,940)	(107,631)	158,294
Repayments of long-term debt	(18,140)	(18,782)	(294,733)
Proceeds from issuance of convertible senior notes	400,000	—	—
Repurchase of common stock	(400,287)	(128,780)	(192,608)
Dividends paid to shareholders	(3,056)	(3,262)	(3,321)
Share-based payment arrangements	(3,152)	25,115	27,650
Debt issuance costs	(4,750)	—	—
Excess tax benefits from share-based payment arrangements	5,321	10,456	45,493

Net cash used in financing activities	$(64,842)	(222,749)	(260,053)

Effect of exchange rate changes on cash	7,486	1,834	7,298

Net increase (decrease) in cash and cash equivalents	116,968	(185,617)	544
Cash and cash equivalents at beginning of period	$106,141	291,758	291,214

Cash and cash equivalents at end of period	$223,109	106,141	291,758

Supplemental schedule of non-cash investing activities:
Fair value of assets acquired	$—	—	12,102
Cash paid for the assets	—	—	6,503

Liabilities assumed	$—	—	5,599

See accompanying notes to consolidated financial statements.

Consolidated Statements of Shareholders’ Equity and Comprehensive Income

Harman International Industries, Incorporated and Subsidiaries

Years Ended June 30, 2008, 2007 and 2006

	Common Stock			Accumulated			Total
($000s omitted)	Number of shares	$0.01 Par Value	Additional paid-in capital	Other Comprehensive income (loss)	Retained Earnings	Treasury Stock	share- holders’ equity
Balance, June 30, 2005	66,662,544	$811	455,158	31,103	892,096	(318,220)	1,060,948

Comprehensive income:
Net income	—	—	—	—	255,295	—	255,295
Foreign currency translation adjustment	—	—	—	24,578	—	—	24,578
Unrealized loss on hedging derivatives	—	—	—	(8,815)	—	—	(8,815)
Pension liability adjustment	—	—	—	2,358	—	—	2,358

Total comprehensive income	—	—	—	18,121	255,295	—	273,416

Exercise of stock options, net of shares received	1,632,883	16	27,634	—	—	—	27,650
Tax benefit attributable to stock options plan	—	—	45,493	—	—	—	45,493
Share-based compensation	—	—	16,586	—	—	—	16,586
Treasury shares purchased	(2,230,700)	—	—	—	—	(192,608)	(192,608)
Dividends ($.05 per share)	—	—	—	—	(3,321)	—	(3,321)

Balance, June 30, 2006	66,064,727	$827	544,871	49,224	1,144,070	(510,828)	1,228,164

Comprehensive income:
Net income	—	—	—	—	313,963	—	313,963
Foreign currency translation adjustment	—	—	—	34,199	—	—	34,199
Unrealized gain on hedging derivatives	—	—	—	2,757	—	—	2,757
Pension liability adjustment	—	—	—	3,264	—	—	3,264

Total comprehensive income	—	—	—	40,220	313,963	—	354,183

Exercise of stock options, net of shares received	682,074	7	25,108	—	—	—	25,115
Tax benefit attributable to stock option plan	—	—	10,456	—	—	—	10,456
Adoption of SFAS No. 158 (net of tax)				(7,253)			(7,253)
Share-based compensation	—	—	15,418	—	—	—	15,418
Treasury shares purchased	(1,507,900)	—	—	—	—	(128,780)	(128,780)
Dividends ($.05 per share)	—	—	—	—	(3,262)	—	(3,262)

Balance, June 30, 2007	65,238,901	$834	595,853	82,191	1,454,771	(639,608)	1,494,041

Comprehensive income:
Net income	—	—	—	—	107,786	—	107,786
Foreign currency translation adjustment	—	—	—	106,327	—	—	106,327
Unrealized loss on hedging derivatives	—	—	—	(818)	—	—	(818)
Pension liability adjustment	—	—	—	3,831	—	—	3,831

Total comprehensive income	—	—	—	109,340	107,786	—	217,126

Exercise of stock options, net of shares received	503,944	5	(3,157)	—	—	—	(3,152)
Tax benefit attributable to stock option plan	—	—	5,321	—	—	—	5,321
Share-based compensation	—	—	22,634	—	—	—	22,634
Treasury shares purchased	(7,224,779)	—	—	—	—	(400,287)	(400,287)
Dividends ($.05 per share)	—	—	—	—	(3,056)	—	(3,056)
Adoption of FIN 48	—	—	—	—	7,219	—	7,219

Balance, June 30, 2008	58,518,066	$839	620,651	191,531	1,566,720	(1,039,895)	1,339,846

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Harman International Industries, Incorporated and Subsidiaries

Note 1 - Summary of Significant Accounting Policies

Principles of Consolidation. The consolidated financial statements include the accounts of Harman International Industries, Incorporated and our subsidiaries (collectively, the “Company”) after the elimination of intercompany transactions and accounts. Unless the context indicates otherwise, the terms “we”, “us”, or “our” refer herein to Harman International Industries, Incorporated and subsidiaries.

Reclassifications. Where necessary, information for prior years has been reclassified to conform to the fiscal 2008 financial statement presentation.

Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates, and the differences may be material to the consolidated financial statements.

Among the most significant estimates used in the preparation of our financial statements are estimates associated with the valuation of inventory, depreciable lives of fixed assets, accounting for business combinations, the evaluation of the recoverability of goodwill, evaluation of the recoverability of pre-production and development contract costs, warranty liability, litigation and taxation. In addition, estimates form the basis for our reserves for sales discounts, sales allowances, accounts receivable, inventory, and postretirement and other employee benefits. Various assumptions go into the determination of these estimates. The process of determining significant estimates requires consideration of factors such as historical experience, current and expected economic conditions, and actuarial methods. We reevaluate these significant factors and makes changes and adjustments where facts and circumstances indicate that changes are necessary.

Revenue Recognition. Revenue is generally recognized at the time of product shipment or delivery, depending on when the passage of title to goods transfers to unaffiliated customers, when all of the following have occurred: a firm sales agreement is in place, pricing is fixed or determinable and collection is reasonably assured. Sales are reported net of estimated returns, discounts, rebates and incentives. Substantially all of our revenue transactions involve the delivery of a physical product.

Sales Discounts. We offer product discounts and sales incentives including prompt payment discounts, volume incentive programs, rebates and dealer order incentives. We report revenues net of discounts and other sales incentives in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

Cost of Sales. Cost of sales includes material, labor and overhead for products manufactured by us and cost of goods produced for us on a contract basis. Expenses incurred for manufacturing depreciation and engineering, warehousing, shipping and handling, sales commissions, warranty and customer service are also included in cost of sales.

Allowance for Doubtful Accounts. We reserve an estimated amount for accounts receivable that may not be collected. Methodologies for estimating allowance for doubtful accounts are primarily based on specific identification of uncollectible accounts. Historical collection rates and customer credit worthiness are considered in determining specific reserves. At June 30, 2008 and 2007, we had $7.1 million and $6.0 million, respectively, reserved for possible uncollectible accounts receivable. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our allowance for doubtful accounts.

Warranty Liabilities. We warrant our products to be free from defects in materials and workmanship for periods ranging from six months to six years from the date of purchase, depending on the business segment and product. Our dealers and warranty service providers normally perform warranty service in field locations and regional service centers, using parts and replacement finished goods we supply on an exchange basis. Our dealers and warranty service providers also install updates we provide to correct defects covered by our warranties. Estimated warranty liabilities are based upon past experience with similar types of products, the technological complexity of certain products, replacement cost and other factors. If estimates of warranty provisions are no longer adequate based on our analysis of current activity, incremental provisions are recorded. We take these factors into consideration when assessing the adequacy of our warranty provision for periods still open to claim. See Note 10, Warranty Liabilities, for additional information regarding our warranties.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include non-manufacturing salaries and benefits, share-based compensation expense, occupancy costs, professional fees, research and development costs, amortization of intangibles, advertising and marketing costs and other operating expenses.

Advertising Costs. We expense advertising costs as incurred. When production costs are incurred for future advertising, these costs are recorded as an asset and subsequently expensed when the advertisement is first put into service.

Amortization of Intangibles. Amortization of intangibles primarily includes amortization of intangible assets such as patents, trademarks and distribution agreements and amortization of costs, other than interest costs. Intangibles are amortized over 10 months to 17 years. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), goodwill was not amortized after July 1, 2002.

Research and Development. Research and development costs are expensed as incurred. Our expenditures for research and development, net of customer reimbursements, were $395.9 million, $356.7 million and $302.0 million for the fiscal years ending June 30, 2008, 2007 and 2006, respectively.

Interest Expense, Net. Interest expense, net, includes interest expense and amortization of original issue discount on debt securities, net of interest income.

Cash and Cash Equivalents. Cash and cash equivalents includes cash on hand and short-term investments with original maturities of less than three months.

Inventories. Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method. The valuation of inventory requires us to make judgments and estimates regarding obsolete, damaged or excess inventory as well as current and future demand for our products. Estimation of inventory valuation reserves requires us to analyze the aging and future demand for inventories and to work closely with sales and marketing to forecast future product pricing trends. These estimates have an effect on our results of operations. See Note 2, Inventories, for additional information.

Property, Plant and Equipment. Property, plant and equipment is stated at cost or, in the case of capitalized leases, at the present value of the future minimum lease payments. Depreciation and amortization of property, plant and equipment is computed primarily using the straight-line method over useful lives estimated from 1 to 50 years or over the term of the lease, whichever is shorter. Buildings and improvements are depreciated over 1 to 50 years, machinery and equipment are depreciated over 3 to 20 years and furniture and fixtures are depreciated over 3 to 10 years. See Note 3, Property, Plant and Equipment, for additional information.

Goodwill. Goodwill was $436.4 million at June 30, 2008 compared with $403.7 million at June 30, 2007. The increase is primarily due to foreign currency translation and contingent purchase price consideration associated with the acquisition of Innovative Systems GmbH. Our SFAS 142 annual impairment test concluded that goodwill was not impaired as of the test date, April 30, 2008. In fiscal 2007, goodwill increased $22.5 million also due to contingent purchase price consideration and foreign currency translation.

Pre-Production and Development Costs. We incur pre-production and development costs primarily related to infotainment systems that we develop for automobile manufacturers pursuant to long-term supply arrangements. We record certain costs incurred pursuant to these agreements as unbilled costs in accordance with EITF Issue No. 99-5, Accounting for Pre-Production Costs Related to Long-Term Supply Agreements, or the percentage-of-completion method of AICPA Statement of Position (“SOP”) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Unbilled costs at June 30, 2008 were $45.7 million, including $37.3 million of pre-production costs and $8.4 million of costs under development contracts. Unbilled costs reimbursable in the next twelve months total $15.2 million and are recorded in Other current assets. Unbilled costs reimbursable in subsequent years total $30.5 million and are recorded in Other assets. At June 30, 2008, we had fixed assets of $26.9 million for molds, dies and other tools which our customers will eventually purchase and own pursuant to long-term supply arrangements.

At June 30, 2007, total unbilled costs were $30.8 million, including $14.5 million of pre-production costs and $16.3 million of costs under development contracts. At June 30, 2007, unbilled costs reimbursable in the next twelve months totaled $10.3 million and were recorded in Other current assets. Unbilled costs reimbursable in subsequent years totaled $20.5 million and were recorded in Other assets. At June 30, 2007, we had fixed assets of $21.2 million for molds, dies and other tools which our customers will eventually purchase and own pursuant to long-term supply contracts.

Income Taxes. Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax basis of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. In determining the need for, and amount of, a valuation allowance, we consider our ability to forecast earnings, future taxable income, carryback losses, if any, and we consider feasible tax planning strategies. We believe the estimate of our income tax assets, liabilities and expense are “critical accounting estimates” because if the actual income tax assets, liabilities and expenses differ from our estimates the outcome could have a material impact on our results of operations. Additional information regarding income taxes appears in Note 11, Income Taxes, including discussion of the implementation of FIN 48, Accounting for Uncertainty in Income Taxes.

Retirement benefits. We provide postretirement benefits to certain employees. Employees in the United States are covered by a defined contribution plan. Our contributions to this plan are based on a percentage of employee contributions and, with approval of the Board of Directors, profit sharing contributions may be made as a percentage of employee compensation. These plans are funded on a current basis. We also have a Supplemental Executive Retirement Plan (SERP) in the United States that provides retirement, death and termination benefits, as defined, to certain key executives designated by the Board of Directors.

Certain employees outside the United States are covered by non-contributory defined benefit plans. The defined benefit plans are funded in conformity with applicable government regulations. Generally, benefits are based on age, years of service, and the level of compensation during the final years of service. These benefit plans are discussed further in Note 16, Retirement Benefits.

Foreign Currency Translation. The financial statements of subsidiaries located outside of the United States generally are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resulting translation adjustments are included in accumulated other comprehensive income (loss). Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions of these subsidiaries are included in net income.

Derivative Financial Instruments. We are exposed to market risks arising from changes in interest rates, commodity prices and foreign currency exchange rates. We use derivatives in our management of interest rate and foreign currency exposure. We do not utilize derivatives that contain leverage features. On the date that we enter into a derivative that qualifies for hedge accounting, the derivative is designated as a hedge of the identified exposure. We document all relationships between hedging instruments and hedged items and assess the effectiveness of our hedges at inception and on an ongoing basis.

For each derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For each derivative instrument that is designated and qualifies as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the period during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change. For additional information regarding derivatives, see Note 19, Derivatives.

Interest Rate Management. We have an interest rate swap agreement to effectively convert the interest on an operating lease from a variable to a fixed rate. At the end of each reporting period, the discounted fair value of the interest rate swap agreement is calculated. The fair value is recorded as an asset or liability. The effective gain or loss is recorded as a debit or credit to accumulated other comprehensive income and any ineffectiveness is recorded immediately to rent expense. For additional information, see Note 19, Derivatives.

Foreign Currency Management. The fair value of foreign currency related derivatives is included in the Consolidated Balance Sheet in other current assets and accrued liabilities. The earnings impact of cash flow hedges relating to forecasted purchases of inventory is generally reported in cost of sales to match the underlying transaction being hedged. Unrealized gains and losses on these instruments are deferred in other comprehensive income until the underlying transaction is recognized in earnings. The earnings impact of cash flow hedges relating to the variability in cash flows associated with foreign currency denominated assets and liabilities is reported in cost of sales or other expense depending on the nature of the assets or liabilities being hedged. The amounts deferred in other comprehensive income associated with these instruments generally relate to spot-to-spot differentials from the date of designation until the hedged transaction takes place.

Severance and Exit Costs. We recognize liabilities for severance and exit costs based upon the nature of the liability incurred. For involuntary separation programs that are conducted according to the guidelines of our written involuntary separation plan, we record the liability when it is probable and reasonably estimable in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For involuntary separation programs that are conducted according to the provisions of collective bargaining agreements or statutes, we record the liability when it is probable and reasonably estimable in accordance with SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. For one-time termination benefits, such as additional severance pay, and other exit costs, such as lease and other contract termination costs, the liability is measured and originally recognized at fair value in the period in which the liability is incurred, with subsequent changes recognized in the period of change, in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

Share-Based Compensation. Effective July 1, 2005, we adopted SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”), using the modified prospective method. Under SFAS No. 123R, share-based compensation expense is recognized based on the estimated fair value of stock options and similar equity instruments awarded to employees. Share-based compensation is discussed further in Note 12, Stock Option and Incentive Plan.

Recent Accounting Pronouncements.

In September 2006, FASB issued Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies when other accounting pronouncements require or permit assets and liabilities to be measured at fair value, but does not expand the use of fair value to new accounting transactions. SFAS 157 is effective for financial assets and liabilities for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157. Collectively, the Staff Positions defer the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and liabilities, and amend the scope of SFAS 157. SFAS 157 is effective for us beginning in the first quarter of fiscal 2009. We do not expect the adoption of SFAS 157 to have a material impact on our financial statements.

In February 2007, FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (“SFAS 159”), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on an instrument-by-instrument basis. Subsequent measurements for the financial assets and liabilities an entity elects to record at fair value will be recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. SFAS 159 is effective for us beginning in the first quarter of fiscal 2009. We do not intend to elect fair value measurement for financial assets and liabilities, and therefore do not believe the adoption of SFAS 159 will have a material impact on our financial statements.

In December 2007, FASB issued Statement No. 141R, Business Combinations (“SFAS 141R”) which requires the recognition of assets acquired, liabilities assumed, an any noncontrolling interests at the acquisition date fair value with limited exceptions. SFAS 141R will change the accounting treatment for certain specific items and include a substantial number of new disclosure requirements. Such significant changes include, but are not limited to the “acquirer” recording 100% of all assets and liabilities, including goodwill, of the acquired business, generally at their fair values, and acquisition-related transaction and restructuring costs will be expenses rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired. SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. SFAS 141R will apply to any acquisitions consummated by us on or after July 1, 2009, which is the first day of our fiscal 2010. We are currently evaluating the expected impact of the adoption of SFAS 141R on future acquisitions.

In March 2008, FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (“SFAS 161”) which requires expanded disclosures about a company’s derivative instruments including how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The required disclosures also include the location and fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty credit risk, and the company’s strategies and objectives for using derivative instruments. SFAS 161 is effective prospectively for fiscal years and interim periods beginning on or after November 15, 2008 with early adoption permitted. SFAS 161 is effective for us beginning in the first quarter of fiscal 2010. We are currently evaluating the impact of SFAS 161 on our consolidated financial statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of convertible debt instruments with cash settlement features to account separately for the liability and equity components of the instrument. The debt would be recognized at the present value of its cash flows discounted using the issuer’s nonconvertible debt borrowing rate at the time of issuance. The equity component would be recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. FSP APB 14-1 will also require an accretion of the resultant debt discount over the expected life of the debt. The proposed transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. FSP APB 14-1 is effective for fiscal years and interim periods beginning after December 15, 2008. Early adoption is not permitted. FSP APB 14-1 is effective for us beginning in the first quarter of fiscal 2010. We expect the effect of adoption of FSP APB 14-1 to be dilutive to earnings per share.

Note 2 - Inventories

Inventories consist of the following:

	June 30,
($000s omitted)	2008	2007
Finished goods	$150,634	235,736
Work in process	60,045	52,682
Raw materials and supplies	179,959	164,738

Total	$390,638	453,156

Inventories are stated at the lower of cost or market. Cost is determined principally by the first-in, first-out method. The valuation of inventory requires us to make judgments and estimates regarding obsolete, damaged or excess inventory as well as current and future demand for our products. The estimates of future demand and product pricing that we use in the valuation of inventory are the basis for our inventory reserves and have an effect on our results of operations. We calculate inventory reserves using a combination of lower of cost or market analysis, analysis of historical usage data, forecast demand data and historical disposal rates. Specific product valuation analysis is applied, if practicable, to those items of inventory representing a higher portion of the value of inventory on-hand.

Note 3 - Property, Plant and Equipment

Property, plant and equipment are composed of the following:

	June 30,
($000s omitted)	2008	2007
Land	$14,659	14,738
Buildings and improvements	311,336	269,968
Machinery and equipment	1,082,359	905,293
Furniture and fixtures	46,749	41,386

	1,455,103	1,231,385
Less accumulated depreciation and amortization	(815,061)	(639,409)

Property, plant and equipment, net	$640,042	591,976

Note 4 - Goodwill

Goodwill was $436.4 million at June 30, 2008 compared with $403.7 million at June 30, 2007. The increase is primarily due to foreign currency translation and contingent purchase price consideration associated with the acquisition of Innovative Systems GmbH. Our SFAS 142 annual impairment test concluded that goodwill was not impaired as of the test date, April 30, 2008. In fiscal 2007, goodwill increased $22.5 million also due to purchase price payments and foreign currency translation.

Note 5 - Short-Term Borrowings

At June 30, 2008, we had no outstanding short-term borrowings. We maintain unsecured lines of credit totaling $16.7 million in Japan, China and the United Kingdom. We had $1.8 million of outstanding short-term borrowings with a weighted average interest rate of 5.5 percent at June 30, 2007.

Note 6 - Long-Term Debt and Current Portion of Long Term-Debt

Long-term debt is comprised of the following:

	June 30,
($000s omitted)	2008	2007
Convertible senior notes due 2012, interest due semi-annually at 1.25% (note 7)	$400,000	—
Senior notes, unsecured, due July 1, 2007 interest due semi-annually at 7.32%	—	16,486
Revolving credit facility	25,000	55,000
Obligations under capital leases (note 8)	2,085	2,251
Other unsubordinated variable rate loans due through 2016, bearing interest at an average effective rate of 5.00% at June 30, 2008	867	953

Total	427,952	74,690
Less current installments	(639)	(17,029)

Long-term debt	$427,313	57,661

Our long-term debt at June 30, 2008, consisted of $400 million convertible senior notes, $25.0 million in borrowings under the revolving credit facility and $2.3 million of other obligations. Our current portion of long-term debt consisted of $0.6 million of other obligations.

During the fiscal year ended June 30, 2008, we issued $400 million 1.25% convertible senior notes due 2012 with interest payable semi-annually. The convertible notes are discussed further in Note 7. In July 2007, our 7.32% senior notes due July 2007 matured, and the remaining outstanding principal amount of $16.5 million was retired.

We are a party to a $300 million multi-currency revolving credit facility with a group of banks. This facility expires in June 2010. The interest rate on the revolving rate facility is based upon LIBOR plus 37 to 90 basis points and we pay a commitment fee of 8 to 22.5 basis points. The interest rate spread and commitment fee are determined based upon our interest coverage ratio and senior unsecured debt rating. At June 30, 2008, we had $25.0 million in borrowings under the revolving credit facility and outstanding letters of credit of $6.0 million. Unused availability under the revolving credit facility was $269.0 million at June 30, 2008.

Our long-term debt agreements contain financial and other covenants that, among other things, limit our ability to incur additional indebtedness, restrict subsidiary dividends and distributions, limit our ability to encumber certain assets and restrict our ability to issue capital stock of our subsidiaries. Our long-term debt agreements permit us to pay dividends or repurchase our capital stock without any dollar limitation provided that we would be in compliance with the financial covenants in our revolving credit facility after giving effect to such dividend or repurchase. At June 30, 2008 and 2007, we were in compliance with the terms of our long-term debt agreements.

Weighted average borrowings were $401.0 million, $170.2 million and $342.0 million for fiscal years ended June 30, 2008, 2007 and 2006, respectively. The weighted average interest rate was 3.5 percent, 5.6 percent and 7.4 percent in fiscal 2008, 2007 and 2006, respectively. Our average interest rates fluctuate primarily due to changes in the U.S. Dollar denominated short-term LIBOR base rates. The majority of our interest expense is associated with the convertible senior notes.

Interest expense is reported net of interest income in our consolidated statement of operations. Gross interest expense was $17.9 million, $9.6 million and $25.2 million for the fiscal years ended June 30, 2008, 2007 and 2006 respectively. Interest income was $9.2 million, $8.1 million and $12.2 million for the fiscal years ended June 30, 2008, 2007 and 2006.

Cash paid for interest, net of cash interest received, was $6.3 million, $2.5 million, and $18.8 million during the fiscal years ended June 30, 2008, 2007 and 2006, respectively.

At June 30, 2008, long-term debt, including obligations under capital leases, maturing in each of the next five fiscal years and thereafter is as follows ($000s omitted):

2009	$639
2010	673
2011	25,574
2012	400,584
2013	110
Thereafter	372

Note 7 - Convertible Senior Notes

On October 23, 2007, we issued $400 million aggregate principal amount of its 1.25% percent convertible senior notes due 2012 (“the Notes”). The initial conversion rate is 9.6154 shares of common stock per $1,000 principal amount of the Notes (which is equal to an initial conversion price of approximately $104 per share). The conversion rate is subject to adjustment in specified circumstances described in the indenture for the Notes.

The Notes are convertible at the option of the holders:

•

during any calendar quarter commencing after December 31, 2007, if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in the period of 30 consecutive tradings days ending on the last trading day of the preceding calendar quarter;

•

during the five business day period immediately after any five day trading period in which the trading price per $1,000 principal amount of the Notes for each day of the trading period was less than 98% of the product of (1) the closing price of our common stock on such date and (2) the conversion rate on such date;

•	upon the occurrence of specified corporate transactions that are described in the indenture for the Notes; or

•	at any time after June 30, 2012 until the close of business on the business day immediately prior to October 15, 2012.

Upon conversion, a holder will receive in respect of each $1,000 of principal amount of Notes to be converted (a) an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in the indenture for the Notes and (b) if the conversion value per Note exceeds $1,000, the Company will also deliver, at its election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000.

Debt issuance costs of $4.8 million associated with this transaction were capitalized and are being amortized over the term of the Notes. The unamortized balance at June 30, 2008 was $4.1 million.

On October 23, 2007, we entered into a Registration Rights Agreement requiring us to register the Notes and the shares contingently issuable upon conversion of the Notes no later than October 23, 2008. We are required to keep the registration statement effective until the earlier of (a) such time as the Notes and the shares contingently issuable under the Notes (1) are sold under an effective registration statement or Rule 144 of the Securities Act of 1933, (2) are freely transferable under Rule 144 more than two years following October 23, 2007, (3) cease to be outstanding or (b) five years and three months following October 23, 2007. In the event of non-compliance with this agreement, additional interest will accrue on the Notes at the rate per annum of 0.25%. The maximum exposure to us under this commitment is therefore four years and three months of interest on $400 million at the rate of 0.25% per annum, or $4.25 million.

We do not believe that it is probable that we will not comply with the Registration Rights Agreement. Therefore, no liability has been recorded for the additional interest that may be required in the event of non-compliance.

Note 8 - Leases

The following analysis represents property under capital leases:

	June 30,
($000s omitted)	2008	2007
Capital lease assets	$8,103	6,982
Less accumulated amortization	(5,695)	(4,629)

Net	$2,408	2,353

At June 30, 2008, we are obligated for the following minimum lease commitments under terms of noncancelable lease agreements:

($000s omitted)	Capital Leases	Operating leases
2009	$610	$43,776
2010	613	38,104
2011	490	29,002
2012	479	18,295
2013	—	18,367
Thereafter	—	33,988

Total minimum lease payments	2,192	$181,532
Less interest	(107)

Present value of minimum lease payments	$2,085

Operating lease expense was $50.5 million, $44.3 million and $42.0 million for each of the fiscal years ended June 30, 2008, 2007 and 2006, respectively.

Note 9 - Fair Value of Financial Instruments

The estimated fair value of our financial instruments was determined using market information and valuation methodologies. In the measurement of the fair value of certain financial instruments, quoted market prices were unavailable and other valuation techniques were utilized. These derived fair value estimates are significantly affected by the assumptions used.

The fair values of cash and cash equivalents, investments, receivables, accounts payable, accrued liabilities and short-term borrowings approximate their carrying values due to the short-term nature of these items.

Fair values of long-term debt are based on market prices where available. When quoted market prices are not available, fair values are estimated using discounted cash flow analysis, based on our current incremental borrowing rates for similar types of borrowing arrangements. The conversion feature of our convertible debt was valued using the Black-Scholes option pricing model.

The carrying value and fair value of long-term debt were $428.0 million and $350.9 million, respectively, at June 30, 2008.

Note 10 - Warranty Liabilities

Details of the estimated warranty liability are as follows:

	Years ended June 30,
($000s omitted)	2008	2007
Balance at beginning of year	$48,148	60,768
Expense	131,677	49,148
Payments (cash or in-kind)	(52,848)	(61,768)

Balance at end of year	$126,977	48,148

Note 11 - Income Taxes

The tax provisions and analysis of effective income tax rates are comprised of the following items:

	Years ended June 30,
($000s omitted)	2008	2007	2006
Provision for Federal income taxes before credits at statutory rate	$43,569	133,772	131,665
State income taxes	260	260	211
Difference between Federal statutory rate and foreign effective rate	(28,001)	(1,305)	(2,401)
Dividend repatriation	—	—	3,350
IRS settlement	—	—	(1,081)
Permanent differences	4,722	(330)	(524)
Tax benefit from export sales and U.S. production activities	(1,024)	(1,338)	(2,186)
Change in valuation allowance	497	—	61
Change in other tax liabilities	(1,497)	(1,712)	(2,611)
Difference between Federal and financial accounting for incentive stock option grants	1,164	432	853
Federal income tax credits	(2,750)	(59,750)	(5,168)
Other	179	157	(292)

Total	$17,119	70,186	121,877

A fiscal 2008 reduction in German statutory tax rates is included in the line item Difference between Federal statutory rate and foreign effective rate.

Income tax expense consists of the following:

	Years ended June 30,
($000s omitted)	2008	2007	2006
Current:
Federal	$2,194	3,991	(3,692)
State	400	400	325
Foreign	22,551	107,818	134,610

	25,145	112,209	131,243

Deferred:
Federal	(11,124)	(43,913)	(47,105)
State	—	—	—
Foreign	(2,223)	(8,566)	(7,754)

	(13,347)	(52,479)	(54,859)

Charge in lieu of taxes attributable to tax benefit from employee stock options	5,321	10,456	45,493

Total	$17,119	70,186	121,877

Deferred taxes are recorded based upon differences between the financial statement basis and tax basis of assets and liabilities and available tax loss and credit carryforwards.

The following deferred taxes are recorded:

Assets/(liabilities)

	June 30,
($000s omitted)	2008	2007
Federal tax credits	$203,535	206,110
Inventory costing differences	12,285	8,816
Capitalized research and development	63,104	52,925
Foreign tax loss and credit carryforwards	18,089	23,475
Non-qualified stock options – GAAP deductions	16,212	12,075
Valuations and other allowances	75,463	64,014

Total gross deferred tax asset	$388,688	367,415
Less valuation allowance	(120,220)	(110,765)

Deferred tax asset	$268,468	256,650

Total gross deferred tax liability from fixed asset depreciation	$(9,301)	(8,545)
Foreign statutory accounting including royalty payments	(14,206)	(18,906)

Total gross deferred tax liability	$(23,507)	(27,451)

Net deferred tax asset	$244,961	229,199

We have Federal research credit, alternative minimum tax credit and foreign income tax credit carryforwards valued at $23.9 million, $1.9 million and $177.7 million at June 30, 2008. The research credit carryforward will begin to expire in 2021. The alternative minimum tax credit does not expire. The foreign tax credit will begin to expire in 2013. A $107.7 million valuation allowance has been recorded for U. S. Federal foreign tax credits. Additionally, we have an Austrian net operating loss carryforward valued at $4.3 million that will not expire and other foreign tax loss carryforwards before valuation allowance of $18.1 million that do not expire. A valuation allowance of $12.6 million has been established for certain of the foreign net operating loss carryforwards. Management believes the results of future operations will generate sufficient taxable income to realize the net deferred tax asset.

During the fourth quarter of fiscal 2007, we changed our accounting for U.S. foreign tax credits. Previously, we did not record the tax benefit of U.S. foreign tax credits resulting from German income tax. We have changed our position because recent case law has provided a probable degree of certainty regarding the treatment of these foreign tax credits. We have amended previously filed U.S. Federal income tax returns to claim foreign tax credits for German income tax for which our Company is legally liable. The tax years that were amended are 2003 through 2006. For fiscal years 2008 and beyond, the Internal Revenue Service has issued proposed regulations that will preclude taxpayers from claiming foreign tax credits using the same methodology. We intend to follow the proposed regulations when they become effective.

We have not provided U.S. Federal or foreign withholding taxes on foreign subsidiary undistributed earnings as of June 30, 2008, because these foreign earnings are intended to be permanently reinvested. The U.S. Federal income tax liability, if any, that would be payable if such earnings were not permanently reinvested would not be material.

Effective July 1, 2007, we adopted FIN 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing rules for recognition, measurement and classification in our consolidated financial statements of tax positions taken or expected to be taken in a tax return. For tax benefits to be recognized under FIN 48, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The cumulative effect of applying the recognition and measurement provisions upon adoption of FIN 48 resulted in a decrease of $7.2 million of unrealized tax benefits to our balance of $31.2 million. This reduction was included as an increase to the July 1, 2007 balance of retained earnings.

Changes in the total amount of gross unrecognized tax benefits are as follows:

($000s omitted)
Balance at July 1, 2007	$31,219
Increases based on tax positions related to the current year	3,956
Decreases due to settlements with taxing authorities	(14,093)
Decreases due to tax positions of prior years	(3,401)
Decrease due to adoption of FIN 48	(7,219)

Balance at June 30, 2008	$10,462

The unrecognized tax benefits at June 30, 2008 are permanent in nature and, if recognized, would reduce our effective tax rate. However, our federal, certain state and certain non-U.S. income tax returns are currently under various stages of audit or potential audit by applicable tax authorities and the amounts ultimately paid, if any, upon resolution of the issues raised by the taxing authorities may differ materially from the amounts accrued for each year. Our material tax jurisdictions are Germany and the United States.

The tax years subject to examination in Germany are fiscal years 2005 through the current year. The tax years subject to examination in the United States are fiscal years 2005 through the current year. Due to provisions allowed in the tax law, we may recognize $1.2 million in unrecognized tax benefits within the next 12 months.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2008, the amount accrued for interest and penalties was $1.3 million.

Cash paid for Federal, state and foreign income taxes were $129.1 million, $144.7 million and $135.7 million, during fiscal years ended June 30, 2008, 2007 and 2006, respectively.

Accrued income taxes payable was $21.9 million and $90.1 million at June 30, 2008 and 2007, respectively. At June 30, 2008, we also had a tax receivable recorded in other current assets of $44.6 million relating to an overpayment of fiscal year 2008 estimated income taxes by our German subsidiary.

A net deferred tax asset of $42.7 million and $202.3 million was recorded in other current assets and other assets, respectively, on the consolidated balance sheet at June 30, 2008. A deferred tax asset of $44.6 million and $184.6 million was recorded in other current assets and other assets, respectively, on the consolidated balance sheet at June 30, 2007.

We generated income before income taxes of $143.6 million, $353.1 million and 315.5 million from our international operations during the fiscal years ended June 30, 2008, 2007 and 2006, respectively.

Note 12 - Stock Option and Incentive Plan

On June 30, 2008, we had one share-based compensation plan with shares available for future grants, the 2002 Stock Option and Incentive Plan (“the 2002 Plan”), which is described below. The compensation expense for share-based compensation was $23.1 million, $15.4 million and $16.6 million for the years ended June 30, 2008, 2007 and 2006, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $5.6 million, $4.5 million and $4.8 million for the years ended June 30, 2008, 2007 and 2006, respectively.

Option Plan

Our 2002 Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units for up to 6,000,000 shares of our common stock. Shares may be issued as original issuances, treasury shares or a combination of both. We believe that such awards better align the interests of our employees with those of our stockholders. Option awards are granted with an exercise price equal to the market price of our stock on the date of the grant. The option awards generally vest over five years of continuous service commencing one year from the date of the grant and expire after ten years. At June 30, 2008, a total of 3,073,041 shares of common stock were available for grant under the 2002 Plan.

A grant of restricted stock involves the immediate transfer of ownership of a specified number of shares of common stock with a “substantial risk of forfeiture” for a period of at least three years. A participant who receives a restricted stock grant is entitled immediately to voting, dividend and other share ownership rights associated with the underlying shares of common stock. At June 30, 2008, a total of 92,910 shares of restricted stock were outstanding, of which 43,331 shares were granted under the 2002 Plan and 49,579 shares were granted outside of the 2002 Plan.

A grant of restricted stock units involves an agreement by the Company to deliver a specified number of shares of common stock or cash to the participant when the award vests. A participant has no ownership or voting rights associated with the underlying shares of common stock. The Board may, at its discretion, authorize the payment of dividend equivalents on the restricted stock units. At June 30, 2008, a total of 59,608 restricted stock units were outstanding, of which 25,000 share units were granted under the 2002 Plan and 34,608 share units were granted outside of the 2002 Plan.

Stock appreciation rights allow the holders to receive a predetermined percentage of the spread, not to exceed 100 percent, between the option price and the fair market value of the shares on the date of exercise. A performance unit is the equivalent of $100 and is awarded for the achievement of specified management objectives as a condition to the payment of the award. The performance period will not be less than three years. No stock appreciation right or performance unit grants have been made under the 2002 Plan.

We also have options outstanding under our 1992 Incentive Plan. Shares under the 1992 Incentive Plan can be issued as original issuances or treasury shares or a combination of both. Options to purchase 314,024 shares with expiration dates ranging from November 10, 2008 to November 8, 2012 are outstanding under our 1992 Incentive Plan. The 1992 Incentive Plan was approved by our stockholders and had no shares available for grant on June 30, 2008.

Adoption of SFAS No. 123R

Effective July 1, 2005, we adopted SFAS No. 123R using the modified prospective method. Under SFAS No. 123R, share-based compensation expense is recognized based on the estimated fair value of stock options and similar equity instruments awarded to employees. The effect of adopting SFAS No. 123R was not material to our net income for the year ended June 30, 2006, and the cumulative effect of adoption using the modified-prospective method was similarly not material. Prior to fiscal 2006, we recorded compensation expense associated with stock options in accordance with SFAS No. 123 since July 1, 2002. The primary impact of SFAS No. 123R was on our disclosures and certain calculations as we now are required to use estimated forfeitures rather than actual forfeitures as we had prior to the adoption of SFAS No. 123R.

Prior to the adoption of SFAS No. 123R, we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123R requires the cash flows related to tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. Accordingly, we have classified $5.3 million, $10.5 million and $45.5 million excess tax benefit realized in the years ended June 30, 2008, 2007 and 2006, respectively, as cash flow from financing activity in the accompanying consolidated statements of cash flows.

Fair Value Determination

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model, which uses the assumptions noted in the following table.

	Years ended June 30,
	2008	2007	2006
Expected volatility	35.1% - 52.0%	34.2% - 42.0%	35.0% - 43.0%
Weighted-average volatility	40.7%	36.2%	38.7%
Expected annual dividend	$0.05	$0.05	$0.05
Expected term (in years)	1.69 - 6.71	1.42 - 7.69	1.90 - 8.33
Risk-free rate	1.80% - 5.01%	4.43% - 4.97%	4.05% - 5.24%

Groups of option holders (directors, executives and non-executives) that have similar historical behavior are considered separately for valuation purposes. Expected volatilities are based on historical closing prices of our common stock over the expected option term. We use historical data to estimate option exercises and employee terminations within the valuation model. The expected term of options granted is derived using the option valuation model and represents the estimated period of time from the date of grant that the option is expected to remain outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock Option Activity

A summary of option activity under our stock option plans as of June 30, 2008 and changes during the year is presented below:

	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value ($000s)
Outstanding at July 1, 2007	3,214,238	$61.11
Granted	839,253	59.88
Exercised	(971,714)	17.72
Forfeited or expired	(445,150)	80.71

Outstanding at June 30, 2008	2,636,627	73.40	6.40	$7,018

Exercisable at June 30, 2008	885,324	$62.22	4.06	$6,997

The weighted-average grant-date fair value of options granted during the years ended June 30, 2008, 2007 and 2006 was $21.44, $31.61 and $31.87, respectively. The total intrinsic value of options exercised during the years ended June 30, 2008, 2007 and 2006 was $27.8 million, $42.9 million and $147.2 million, respectively.

Modification of Certain Stock Option Awards

The award agreements under the 2002 Plan state that vested options not exercised are forfeited upon termination of employment for any reason other than death or disability. However, the award agreements provide that the Compensation and Option Committee of the Board of Directors may extend the time period to exercise vested options 90 days beyond the employment termination date for certain employees. During the fiscal year ended June 30, 2008, the Compensation and Option Committee used this authority. This action represents a modification of the terms or conditions of an equity award and therefore was accounted for as an exchange of the original award for a new award. During fiscal 2008, $1.3 million of incremental share-based compensation cost was recognized for the excess of the fair value of the new award over the fair value of the original award immediately before the terms were modified.

Grant of Stock Options with Market Conditions

We granted 330,470 stock options containing a market condition to employees on March 21, 2008. The options vest three years from the date of grant based on a comparison of Harman’s total shareholder return (“TSR”) to a selected peer group of publicly listed multinational companies. TSR will be measured as the annualized increase in the aggregate value of a company’s stock price plus the value of dividends, assumed to be reinvested into shares of the company’s stock at the time of dividend payment. The base price to be used for the TSR calculation was the 20-day trading average from February 6, 2008 through March 6, 2008. The ending price to be used for the TSR calculation will be the 20-day trading average prior to and through March 6, 2011. The grant date fair value of $4.2 million was calculated using a combination of Monte Carlo simulation and lattice-based models. Share-based compensation expense for this grant was $0.5 million for the fiscal year ended June 30, 2008.

Restricted Stock

A summary of the status of our nonvested restricted stock as of June 30, 2008 and changes during the year ended June 30, 2008, is presented as follows:

	Shares	Weighted average grant-date fair value
Nonvested at July 1, 2007	12,000	$82.00
Granted	86,079	98.36
Vested	—	—
Forfeited	(5,169)	116.65

Nonvested at June 30, 2008	92,910	$95.23

As of June 30, 2008, there was $4.1 million of total unrecognized compensation cost related to nonvested restricted stock-based compensation arrangements granted under the plan. The weighted average recognition period is 1.83 years.

Restricted Stock Units

During fiscal 2008, no restricted stock units were granted under the 2002 Plan. During fiscal 2007, 25,000 restricted stock units were granted under the 2002 Plan with a zero-value exercise price. At June 30, 2008 the aggregate intrinsic value of restricted stock unit granted was $1.0 million. As of June 30, 2008, there was $0.7 million of total unrecognized compensation cost related to restricted stock unit compensation arrangements. The weighted average recognition period is 1.26 years. Under the 2002 Plan, no restricted stock units were granted, vested or exercisable during the fiscal year ended June 30, 2008.

During fiscal 2008, 32,291 cash-settled restricted stock units with a minimum cash settlement value of $3.9 million were granted outside the 2002 Plan. The cash settlement value of these restricted stock units was increased to $4.0 million in November 2007 and these restricted stock units were settled on March 1, 2008 for $4.0 million. Also during fiscal 2008, an additional 34,608 cash-settled restricted stock units were granted outside the 2002 Plan. These restricted stock units are accounted for as a liability award and are recorded at the fair value at the end of the reporting period in accordance with the vesting schedule over the three year vesting term.

Chief Executive Officer Special Enterprise Value Bonus

Our Chief Executive Officer was granted a special bonus award in November 2007. The award will be settled in cash based on a comparison of Harman’s enterprise value at November 2012 to the enterprise value at the grant date in November 2007. The award is classified as a liability award. As a result, the fair value is required to be measured each quarter. The fair value of this award at June 30, 2008 was $1.2 million, calculated using a Monte Carlo simulation. Approximately $0.2 million of compensation expense was recorded in fiscal 2008, based on the value of the award and the proportionate amount of requisite service that has been rendered to date.

Note 13 - Accelerated Share Repurchase

On October 30, 2007, we used the proceeds from the issuance and sale of the Notes to repurchase and retire 4,775,549 shares of our common stock for a total purchase price of approximately $400 million from two financial institutions, under two separate accelerated share repurchase (“ASR”) agreements. These shares represented approximately seven percent of the then-outstanding shares of our common stock.

Each ASR was accounted for as a purchase of shares and a separate net-settled forward contract indexed to our stock. The forward contract was settled based on the difference between the volume weighted average price of our common stock over the financial institutions’ open market purchase period and the valuation at the time of the shares purchase. The open market purchase period represents the period of time over which the financial institutions were permitted to purchase shares in the open market to satisfy the borrowings of our common stock they made to execute the share purchase transactions. Settlement of the forward contracts were paid in shares, at our option. As a result, we received an additional 2,449,230 shares upon settlement of the ASR agreements. A total of 7,224,779 shares were purchased and retired as a result of the ASR agreements.

Note 14 - Restructuring Program

We announced a restructuring program in June 2006 designed to increase efficiency in our manufacturing, engineering and administrative organizations. The implementation of this program continued through fiscal years 2007 and 2008.

During the third quarter of fiscal of fiscal 2008, we expanded our restructuring actions to improve global footprint, cost structure, technology portfolio, human resources, and internal processes. These programs will reduce the number of our manufacturing, engineering and operating locations.

We have announced plant closings in Northridge, California and Martinsville, Indiana. We have also closed a plant in South Africa and a small facility in Massachusetts. Our corporate headquarters is currently transitioning to Stamford, Connecticut.

In fiscal 2008, SG&A expenses included $42.2 million for our restructuring program, of which $35.5 million was recorded for employee termination benefits. Cash paid for these initiatives was $14.1 million. In addition, we have recorded $3.8 million of accelerated depreciation in cost of sales in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Below is a rollforward of our restructuring accrual for the fiscal years June 30, 2008, 2007 and 2006, accounted for in accordance with SFAS 88, SFAS 112 and SFAS 146:

($000s omitted)	June 30, 2008	June 30, 2007	June 30, 2006
Beginning accrued liability	$7,527	8,533	—
Expense	42,192	7,071	9,499
Utilization	(14,118)	(8,077)	(966)

Ending accrued liability	$35,601	7,527	8,533

Restructuring expenses by reporting segment are as follows:
	Years ended June 30,
($000s omitted)	2008	2007	2006
Automotive	$24,677	5,670	7,337
Consumer	8,668	1,034	422
Professional	6,023	367	1,740
Other	2,824	—	—

Total	$42,192	7,071	9,499

Note 15 - Merger costs

On October 22, 2007, we announced the termination of our agreement with KKR and GSCP and companies formed by investment funds affiliated with KKR and GSCP. In fiscal 2008, we incurred $13.8 million of legal and advisory services expenses associated with the merger, which is included in selling, general and administrative expenses in our consolidated statement of operations.

Note 16 - Retirement Benefits

Plan Descriptions

Retirement savings plan. We provide a Retirement Savings Plan for certain employees in the United States. Under the plan, employees may contribute up to 50 percent of their pretax compensation subject to certain limitations. Each business unit will make a safe harbor non-elective contribution in an amount equal to three percent of a participant’s eligible contribution. Upon approval of the Board of Directors, each business unit may make a matching contribution of up to three percent (50 percent on the first six percent of an employee’s tax-deferred contribution) and a profit sharing contribution. Matching and profit sharing contributions vest at a rate of 25 percent for each year of service with the employer, beginning with the second year of service. Expenses related to the Retirement Savings Plan for the years ended June 30, 2008, 2007 and 2006 were $13.7 million, $15.1 million and $13.3 million, respectively.

Pension benefits. We provide defined pension benefits to certain eligible employees. The measurement date used for determining pension benefits is the last day of our fiscal year-end, June 30. We have certain business units in Europe that maintain defined benefit pension plans for many of our current and former employees. The coverage provided and the extent to which the retirees’ share in the cost of the program vary by business unit. Generally, plan benefits are based on age, years of service, and average compensation during the final years of service. In the United States, we have a Supplemental Executive Retirement Plan (“SERP”) that provides retirement, death and termination benefits, as defined, to certain key executives designated by the Board of Directors. Our expenses related to the SERP for the years ended June 30, 2008, 2007 and 2006 were $7.1 million, $6.7 million and $6.5 million, respectively.

During fiscal 2009, we expect to contribute amounts to the defined benefit pension plans necessary to cover required disbursements. The benefits that we expect to pay in each fiscal year from 2009 to 2013 are $9.2 million, $7.5 million, $7.7 million, $8.3 million and $9.3 million, respectively. The aggregate benefits we expect to pay in the five fiscal years from 2014 to 2018 are $50.0 million.

Summary Plan Results

The following is a reconciliation of the benefit obligations, plan assets and funded status of the plans as well as the amounts recognized on the balance sheet:

	Years ended June 30,
($000s omitted)	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$120,058	104,059
Service cost	2,529	3,292
Interest cost	7,153	6,010
Amendments	9,891	12,950
Actuarial gain	(9,946)	(5,245)
Asset transfer	—	—
Benefits paid	(8,464)	(4,233)
Foreign currency exchange rate changes	9,453	3,225

Benefit obligation at end of year	$130,674	120,058

Change in plan assets:
Fair value of assets at beginning of year	$—	—
Asset transfer	—	—
Employer contributions	8,464	4,234
Benefits paid	(8,464)	(4,234)
Foreign currency exchange rate changes	—	—

Fair value of assets at end of year	$—	—

Reconciliation of funded status:
Funded status	$(130,674)	(120,058)
Unrecognized prior service cost	13,252	7,484
Unrecognized net loss	5,517	16,591

Accrued pension cost	$(111,905)	(95,983)

Amounts recognized on the balance sheet:
Accrued liabilities	(9,216)	(9,229)
Other non-current liabilities	(121,458)	(110,829)
Accumulated other comprehensive loss	18,769	24,075

Accrued pension cost	$(111,905)	(95,983)

Amounts recognized in accumulated other comprehensive income are as follows:

	Years ended June 30
($000s omitted)	2008	2007
Amounts recorded in accumulated other comprehensive loss
Prior service cost	$13,252	7,484
Net actuarial loss	5,517	16,591

	18,769	24,075
Income tax benefits related to above items	(6,822)	(8,297)

Total recognized in accumulated other comprehensive loss	$11,947	15,778

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2009 is as follows:

($000s omitted)
Amounts expected to be recognized in net periodic benefit cost
Recognized net actuarial loss (gain)	$1,643
Amortization of prior service cost (credit)	215

Total	$1,858

Amounts for pension plans with accumulated benefit obligations in excess of fair value of plan assets are as follows:

	Years ended June 30,
($000s omitted)	2008	2007
Projected benefit obligation	$130,674	120,058
Accumulated benefit obligation	122,101	66,624

Presented below are the components of net periodic benefit costs:

	Years ended June 30,
($000s omitted)	2008	2007	2006
Components of net periodic benefit cost:
Service cost	$2,529	3,292	2,679
Interest cost	7,153	6,010	4,354
Amortization of prior service cost	4,152	887	728
Amortization of net loss	1,349	2,147	2,003

Net periodic benefit cost	$15,183	12,336	9,764

Plan Assumptions

The following table presents the assumptions used to determine our benefit obligations and net periodic pension and other postretirement benefit costs:

June 30,
	2008	2007	2006
Assumptions:
Weighted average rates used to determine benefit obligations at June 30:

Range of discount rates for pension plans	5.50% to 6.73%	4.75% to 6.15%	4.60% to 6.25%

Range of rates of compensation increase for pension plans	2.0% to 4.0%	2.0% to 4.0%	2.0% to 4.0%

Weighted average rates used to determine net periodic benefit cost at June 30:

Range of discount rates for pension plans	5.50% to 6.73%	4.75% to 6.25%	4.60% to 5.10%

Range of rates of compensation increase for pension plans	2.0% to 4.0%	2.0% to 4.0%	2.0% to 4.0%

We rely on historical long-term rates of return by asset class, the current long-term U.S. Treasury bond rate, and the current and expected asset allocation strategy to determine the expected long-term rate of return assumptions. The discount rate used for our European pension benefits are primarily based on yields for German federal bonds and Euro denominated bonds provided by Deutsche Bundesbank. The discount rate was also derived based on the anticipated cash flow of the plan and the spot yields on corporate bonds published in the Citigroup Pension Liability Index as of June 30, 2008. The rates used represent the single discount rate equal to the yield on a bond portfolio constructed to settle the plan’s cash flows, or to use a method that approximates the yield on such a portfolio and that does not yield a materially different result.

Adoption of SFAS No. 158

Effective June 30, 2007, we adopted SFAS No. 158, which requires that the consolidated balance sheet reflect the funded status of pension plans. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. We have recognized the aggregate of all underfunded plans in either accrued liabilities or other non-current liabilities. The portion of the amount by which the actuarial present value of benefits included in the projected benefit obligation exceeds the fair value of plan assets, payable in the next 12 months, is reflected in accrued liabilities.

At June 30, 2007, previously unrecognized differences between actual amounts and estimates based on actuarial assumptions are included in accumulated other comprehensive loss in our consolidated balance sheets as required by SFAS No. 158. In reporting periods thereafter, the differences between actual amounts and estimates based on actuarial assumptions are recognized in other comprehensive income or loss in the period in which they occur.

The following table shows the incremental effect of applying SFAS No. 158 on individual line items in the consolidated balance sheet at June 30, 2007:

($000s omitted)	Before application of SFAS No. 158	Adjustments	After application of SFAS No. 158
Incremental impact of applying SFAS No. 158
Other assets	$15,432	(3,777)	11,655

Total assets	15,432	(3,777)	11,655

Accrued liabilities	101,589	(92,360)	9,229
Other non-current liabilities	14,993	95,836	110,829

Total liabilities	116,582	3,476	120,058

Accumulated other comprehensive income (loss)	(8,525)	(7,253)	(15,778)

Total shareholders’ equity	(8,525)	(7,253)	(15,778)

Note 17 - Business Segment Data

We design, manufacture and market high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets. We organize our businesses into reporting segments by the end-user markets served. Our chief operating decision maker evaluates performance and allocates resources based on net sales, operating income and working capital in each of the reporting segments. We report on the basis of four segments: Automotive, Consumer, Professional and Other.

We revised our business segments to align with our strategic approach to the markets and customers we serve. We now report financial information for the QNX business in our Other segment. The QNX business was previously reported in our Automotive segment. Segment information for the prior period has been reclassified to reflect the new presentation. Prior period amounts have been reclassified to conform to current period presentation. These changes did not have an impact on our previously reported consolidated results of operations. We may periodically reclassify business segment results based on modifications to management’s reporting methodologies and changes in our organizational alignment.

Our Automotive segment designs, manufactures and markets audio, electronic and infotainment systems for vehicle applications primarily to be installed as original equipment by automotive manufacturers. Our automotive products and systems are marketed worldwide under brand names including JBL, Infinity, Harman/Kardon, Becker, Logic 7 and Mark Levinson. Our premium branded audio, video, navigation and infotainment systems are offered to automobile manufacturers through engineering and supply arrangements.

Daimler and Audi/VW are significant Automotive segment customers. Net sales to Daimler accounted for approximately 18 percent, 23 percent, and 23 percent of consolidated net sales for the years ended June 30, 2008, 2007 and 2006, respectively. Net sales to Audi/VW accounted for approximately 11 percent, 10 percent and 9 percent of consolidated net sales for the years ended June 30, 2008, 2007 and 2006, respectively. Accounts receivable due from Daimler accounted for 8 percent and 15 percent of total consolidated accounts receivable at June 30, 2008 and 2007, respectively. Accounts receivable due from Audi/VW accounted for approximately 11 percent and 4 percent of total consolidated accounts receivable at June 30, 2008 and 2007, respectively.

Our Consumer segment designs, manufactures and markets audio and electronic systems for home, computer and multimedia applications. Our Consumer home products and systems are marketed worldwide under brand names including JBL, Infinity, Harman/Kardon, Lexicon, Mark Levinson, Revel and AKG. Our audio and electronic products are offered through audio specialty and retail chain stores. Our branded audio products for computer and multimedia applications are focused on retail customers with products designed to enhance sound for computers, Apple’s iPod and other music control players.

Our Professional segment designs, manufactures and markets loudspeakers and electronic systems used by audio professionals in concert halls, stadiums, airports and other buildings and for recording, broadcast, cinema and music reproduction applications. Our Professional products are marketed worldwide under brand names including JBL Professional, AKG, Crown, Soundcraft, Lexicon, DigiTech, dbx and Studer. We provide high-quality products to the sound reinforcement, music instrument support and broadcast and recording segments of the professional audio market. We offer complete systems solutions for professional installations and users around the world.

Our Other segment includes the operations of the QNX business, which offers embedded operating system software and related development tools and consulting services used in a variety of products and industries. Our Other segment also includes compensation, benefit and occupancy costs for corporate employees.

The following table reports net sales, operating income (loss), assets, goodwill, capital expenditures and depreciation and amortization by each reporting segment:

	Years Ended June 30,
($000s omitted)	2008	2007	2006
Net sales:
Automotive	$2,929,269	2,459,646	2,208,322
Consumer	531,283	497,673	492,977
Professional	611,081	560,656	517,288
Other	40,870	33,169	29,310

Total	$4,112,503	3,551,144	3,247,897

Operating income (loss):
Automotive	$114,786	341,428	347,230
Consumer	(7,454)	13,587	50,813
Professional	91,555	80,968	59,278
Other	(60,386)	(49,596)	(60,080)

Total	$138,501	386,387	397,241

Assets:
Automotive	$1,743,504	1,457,295	1,366,173
Consumer	262,595	291,370	262,136
Professional	333,184	310,966	291,155
Other	487,642	449,237	456,288

Total	$2,826,925	2,508,868	2,375,752

Goodwill:
Automotive	$314,690	283,405	266,746
Consumer	23,369	21,958	21,882
Professional	45,586	45,748	44,189
Other	52,802	52,638	48,402

Total	$436,447	403,749	381,219

Capital expenditures:
Automotive	$116,919	151,211	105,013
Consumer	7,529	9,178	8,316
Professional	12,723	13,669	15,492
Other	1,763	736	1,727

Total	$138,934	174,794	130,548

Depreciation and amortization:
Automotive	$117,709	93,479	95,733
Consumer	11,621	11,300	9,879
Professional	15,986	16,334	17,181
Other	7,026	6,049	7,156

Total	$152,342	127,162	129,949

Below we present sales, long-lived assets and net assets by geographic area as of and for the years ended June 30, 2008, 2007 and 2006. Net sales are attributable to geographic areas based upon the location of the customer.

	Years Ended June 30,
($000s omitted)	2008	2007	2006
Net sales:
U.S.	$953,549	759,159	708,564
Germany	1,741,557	1,590,886	1,415,871
Other Europe	666,363	631,514	578,401
Other	751,034	569,585	545,061

Total	$4,112,503	3,551,144	3,247,897

Long-lived assets:
U.S.	$481,042	490,069	383,406
Germany	587,301	485,222	444,063
Other Europe	129,403	125,474	113,288
Other	190,098	174,950	164,547

Total	$1,387,844	1,275,715	1,105,304

Net Assets
U.S.	$(69,748)	405,588	385,096
Germany	750,612	577,142	353,572
Other Europe	440,724	324,992	276,738
Other	218,258	186,319	212,758

Total	$1,339,846	1,494,041	1,228,164

Note 18 - Commitments and Contingencies

In re Harman International Industries, Inc. Securities Litigation

On October 1, 2007, a purported class action lawsuit was filed by Cheolan Kim (the “Kim Plaintiff”) against the Company and certain of its officers in the United States District Court for the District of Columbia seeking compensatory damages and costs on behalf of all persons who purchased the Company’s common stock between April 26, 2007 and September 24, 2007 (the “Class Period”). The original complaint purported to allege claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

The complaint alleged that defendants omitted to disclose material adverse facts about the Company’s financial condition and business prospects. The complaint contended that had these facts not been concealed at the time the merger agreement with KKR and GSCP was entered, there would not have been a merger agreement, or it would have been at a much lower price, and the price of the Company’s common stock therefore would not have been artificially inflated during the Class Period. The Kim Plaintiff alleged that, following the reports that the proposed merger was not going to be completed, the price of the Company’s common stock declined causing the plaintiff class significant losses.

On November 30, 2007, the Boca Raton General Employees’ Pension Plan (the “Boca Raton Plaintiff”) filed a purported class action lawsuit against the Company and certain of its officers in the United States District Court for the District of Columbia seeking compensatory damages and costs on behalf of all persons who purchased the Company’s common stock between April 26, 2007 and September 24, 2007. The allegations in the Boca complaint are essentially identical to the allegations in the original Kim complaint, and like the original Kim complaint, the Boca complaint alleges claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

On January 16, 2008, the Kim Plaintiff filed an amended complaint. The amended complaint, which extended the Class Period through January 11, 2008, contended that, in addition to the violations alleged in the original complaint, the Company also violated Sections 10(b) and 20(a) and Rule 10b-5 by knowingly failing to disclose

“significant problems” relating to its personal navigation device (“PND”) “sales forecasts, production, pricing, and inventory” prior to January 14, 2008. The amended complaint claimed that when “Defendants revealed for the first time on January 14, 2008 that shifts in PND sales would adversely impact earnings per share by more than $1.00 per share in fiscal 2008,” that led to a further decline in the Company’s share value and additional losses to the plaintiff class.

On February 15, 2008, the Court ordered the consolidation of the Kim action with the Boca action, the administrative closing of Boca, and designated the short caption of the consolidated action as In re Harman International Industries Inc. Securities Litigation, civil action no. 1:07-cv-01757 (RWR). That same day, the Court appointed Arkansas Public Retirement System as Lead Plaintiff and approved the law firm Cohen, Milstein, Hausfeld and Toll, P.L.L.C. to serve as Lead Counsel.

On March 24, 2008, the Court ordered, for pretrial management purposes only, the consolidation of Patrick Russell v. Harman International Industries, Incorporated, et al. with In re Harman International Industries Inc. Securities Litigation.

On May 2, 2008, Lead Plaintiff filed a Consolidated Class Action Complaint (the “Consolidated Complaint”). The Consolidated Complaint, which extends the Class Period through February 5, 2008, contends that the Company and certain of its officers and directors violated Sections 10(b) and 20(a) and Rule 10b-5 by issuing false and misleading disclosures regarding the Company’s financial condition in fiscal 2007 and fiscal 2008. In particular, the Consolidated Complaint alleges that defendants knowingly or recklessly failed to disclose material adverse facts about MyGIG radios, PNDs and the Company’s capital expenditures. The Consolidated Complaint alleges that when the Company’s true financial condition became known to the market, the price of the Company’s stock declined significantly, causing losses to the plaintiff class.

On July 3, 2008, defendants moved to dismiss the Consolidated Complaint in its entirety.

We believe the lawsuit, which is still in its earliest stages, is without merit and we intend to vigorously defend against it.

Patrick Russell v. Harman International Industries, Incorporated, et al.

Patrick Russell (the “Russell Plaintiff”) filed a complaint on December 7, 2007 in the United States District Court for the District of Columbia and an amended purported putative class action complaint on June 2, 2008 against the Company and certain of its officers and directors alleging violations of the Employee Retirement Income Security Act (“ERISA”) and seeking, on behalf of all participants in and beneficiaries of the Harman International Industries, Incorporated Retirement Savings Plan (“the Plan”), compensatory damages for losses to the Plan as well as injunctive relief, constructive trust, restitution, and other monetary relief. The amended complaint alleges that from April 26, 2007 to the present, defendants failed to prudently and loyally manage the Plan’s assets, thereby breaching their fiduciary duties in violation of ERISA, by causing the Plan to invest in Company stock notwithstanding that the stock allegedly was “no longer a prudent investment for the Participants’ retirement savings.” The amended complaint further claims that, during the Class Period, defendants failed to monitor the Plan fiduciaries, and failed to provide the Plan fiduciaries with, and to disclose to Plan participants, adverse facts regarding the Company and its businesses and prospects. The Russell Plaintiff also contends that defendants breached their duties to avoid conflicts of interest and to serve the interests of participants in and beneficiaries of the Plan with undivided loyalty. As a result of these alleged fiduciary breaches, the complaint asserts that the Plan has “suffered substantial losses, resulting in the depletion of millions of dollars of the retirement savings and anticipated retirement income of the Plan’s Participants.”

On March 24, 2008, the Court ordered, for pretrial management purposes only, the consolidation of Patrick Russell v. Harman International Industries, Incorporated, et al. with In re Harman International Industries Inc. Securities Litigation.

Defendants moved to dismiss the complaint in its entirety on August 5, 2008.

We believe the lawsuit, which is still in its earliest stages, is without merit and we intend to vigorously defend against it.

Siemens vs. Harman Becker Automotive Systems GmbH.

In October 2006 Harman Becker received notice of a complaint filed by Siemens AG against it with the Regional Court in Dusseldorf in August 2006 alleging that certain of Harman Becker’s infotainment products including both radio receiver and Bluetooth hands free telephony functionality, infringe upon a patent owned by Siemens. In November 2006 Harman Becker filed suit with the German Federal Patent Court in Munich to nullify the claims of this patent.

On August 14, 2007, the court of first instance in Dusseldorf ruled that the patent in question had been infringed and ordered Harman Becker to cease selling the products in question in Germany, and to compile and submit data to Siemens concerning its prior sales of such products. Harman Becker has appealed that ruling.

Despite the pending appeal, Siemens AG provisionally enforced the ruling against Harman Becker. Accordingly, Harman Becker ceased selling aftermarket products covered by the patent in Germany, and submitted the required data to Siemens AG.

On June 4, 2008 the German Federal Patent Court nullified all relevant claims of Siemens’ patent. As a result, Harman Becker resumed selling the affected products, and Siemens suspended further attempts to enforce the patent. Siemens also requested that Harman Becker suspend its appeal of the Dusseldorf court’s ruling of infringement until the German Federal Patent Court’s nullity ruling has become final. Harman has consented to this suspension. The written decision of the German Federal Patent Court has not been issued. Upon receipt of the written decision, Siemens will have one month to appeal.

We intend vigorously to continue defending this lawsuit.

While the outcome of any of the legal proceedings described above cannot at this time be predicted with certainty, we do not expect these matters will materially affect our financial condition or results of operations.

Other Legal Actions

At June 30, 2008, we were involved in several other legal actions. The outcome of these legal actions cannot be predicted with certainty; however, management, based upon advice from legal counsel, believes such actions are either without merit or will not have a material adverse effect on our financial position or results of operations.

Automotive Supply Arrangements

We have arrangements with our automotive customers to provide products that meet predetermined technical specifications and delivery dates. In the event that we do not satisfy the performance obligations under these arrangements, we may be required to indemnify the customer. We accrue for any loss that we expect to incur under these arrangements when that loss is probable and can be reasonably estimated. In 2008, we incurred a cost of $0.6 million due to delayed delivery of product to an automotive customer. Inability to meet performance obligations on new automotive platforms could adversely affect our results of operations and financial condition in future periods.

Note 19 - Derivatives

We use foreign currency forward contracts to hedge a portion of our foreign denominated forecasted purchase transactions. These forward contracts are designated as foreign currency cash flow hedges and recorded at fair value in the accompanying consolidated balance sheet with a corresponding entry to accumulated other comprehensive income (loss) until the underlying forecasted foreign currency transaction occurs.

When the transaction occurs, the gain or loss from the derivative designated as a hedge of the transaction is reclassified from accumulated other comprehensive income (loss) to either cost of goods sold or selling, general and administrative expenses depending upon the nature of the underlying transaction. When it becomes apparent that an underlying forecasted transaction will not occur, the amount recorded in accumulated other comprehensive income (loss) related to the hedge is reclassified to the miscellaneous, net line of the income statement in the then-current period.

Changes in the fair value of the derivatives are highly effective in offsetting changes in the cash flows of the hedged items because the amounts and the maturities of the derivatives approximate those of the forecasted exposures. Any ineffective portion of the derivative is recognized in current earnings to the same income statement line item in which the foreign currency gain or loss on the underlying hedged transaction is recorded. When it has been determined that a hedge has become ineffective, the ineffective portion of the hedge is recorded in current earnings as other non-operating income. For the years ending June 30, 2008, 2007 and 2006 we recognized no ineffectiveness.

We elected to exclude forward points from the effectiveness assessment. At the end of the period, we calculate the fair value relating to the change in forward points which is recorded to current earnings as other non-operating income. For the year ended June 30, 2008, we recognized $0.6 million in net gains related to the change in forward points.

At June 30, 2008, we had forward contracts maturing through June 2009 to sell Euros and buy U.S. Dollars of approximately $75.0 million to hedge foreign currency purchases. At June 30, 2008, the amount associated with these hedges that is expected to be reclassified from accumulated other comprehensive income (loss) to earnings within the next twelve months is a loss of approximately $2.4 million. The fair market value of foreign currency forward contracts at June 30, 2008 was $2.5 million. In the year ended June 30, 2008 we recognized a loss of $6.3 million from cash flow hedges of forecasted foreign currency transactions compared to $4.0 million in net losses in the same period last year.

When forward contracts do not meet the requirements of hedge accounting, we recognize the gain or loss on the associated contracts directly in current period earnings in cost of goods sold as unrealized exchange gains/(losses). At June 30, 2008, we had forward contracts maturing through March 2009 to sell Japanese Yen and buy US dollars of approximately $6.8 million to hedge foreign currency denominated purchases that were not eligible for hedge accounting. For the year ended June 30, 2008, we recognized a loss on these hedge contracts of $0.1 million.

As of June 30, 2008, we had forward contracts maturing through October 2008 to purchase and sell the equivalent of $41.1 million of various currencies to hedge foreign currency denominated inter-company loans. At June 30, 2008, the fair value on these contracts was a net gain of $0.2 million. Adjustments to the carrying value of the foreign currency forward contracts offset the gains and losses on the underlying loans.

In February 2007, we entered into an interest rate swap contract to effectively convert interest on an operating lease from a variable rate to a fixed rate. The objective of the swap contract is to offset changes in rent expenses caused by interest rate fluctuations. The interest rate swap contract is designated as a cash flow hedge. At the end of each reporting period, the discounted fair value of the effective portion of the swap contract is calculated and recorded to other comprehensive income. The accrued but unpaid net interest on the swap contract is recorded in rent expense, which is included in selling, general and administrative expenses in our consolidated statement of operations. If the hedge is determined to be ineffective, the ineffective portion will be reclassified from other comprehensive income and recorded as rent expense. For the twelve months ended June 30, 2008, we recognized no ineffectiveness. As of June 30, 2008, the notional amount of the swap was $30.6 million and the amount recorded in other comprehensive income was a gain of $1.1 million. At June 30, 2008, the fair value of the interest rate swap contract was $1.1 million. The amount associated with the swap contract that is expected to be recorded as rent expense over the next twelve months is a gain of $0.2 million.

Note 20 - Investment in Joint Venture

In October 2005, we formed Harman Navis Inc., a joint venture located in Korea, to engage in the design and development of navigation systems for Asian markets. We evaluated the joint venture agreement under FIN No. 46R, Consolidation of Variable Interest Entities, and determined that the newly formed joint venture was a variable interest entity requiring consolidation. We own a 50 percent equity interest in the joint venture. We are not obligated to fund any joint venture losses beyond our investment. At June 30, 2008, the net assets of the joint venture were approximately $12.7 million. The minority interest is less than $0.1 million. Our investment in this joint venture is not material to our consolidated financial statements.

Note 21 - Earnings Per Share Information

	Years Ended June 30,
($000s omitted except per share amounts)	2008		2007		2006
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Net income	$107,786	107,786	313,963	313,963	255,295	255,295

Shares of common stock outstanding	61,472	61,472	65,310	65,310	66,260	66,260
Employee stock options	—	710	—	1,139	—	1,845

Total average equivalent shares	61,472	62,182	65,310	66,449	66,260	68,105

Earnings per share	$1.75	1.73	4.81	4.72	3.85	3.75

Certain options were outstanding and not included in the computation of diluted net earnings per share because the assumed exercise of these options would have been antidilutive. Options to purchase 1,868,679 shares of our common stock with exercise prices ranging from $68.31 to $126.94 per share at June 30, 2008 were outstanding and not included in the computation of diluted earnings per share because the exercise of these options would have been antidilutive.

Options to purchase 749,434 shares of our common stock with exercise prices ranging from $78.00 to $126.94 per share were not included at June 30, 2007; options to purchase 867,808 shares with exercise prices ranges from $75.22 to $126.94 per share were not included at June 30, 2006, in each case because the exercise of these options would have been antidilutive.

Note 22 - Quarterly Summary of Operations (unaudited)

The following is a summary of operations by quarter for fiscal 2008 and 2007:

($000s omitted except per share amounts) Fiscal 2008	Three months ended
	September 30	December 31	March 31	June 30
Net sales	$946,962	1,065,610	1,032,668	1,067,263
Gross profit	$264,575	301,124	261,133	282,574
Net income (loss)	$36,529	42,880	(3,349)	31,726
Earnings (loss) per share – basic	$0.56	0.69	(0.06)	0.54
Earnings (loss) per share – diluted	$0.55	0.68	(0.06)	0.54

Fiscal 2007
Net sales	$825,543	931,717	882,771	911,113
Gross profit	$287,289	319,638	305,375	298,904
Net income	$56,608	81,389	71,043	104,923
Earnings per share – basic	$0.86	1.25	1.09	1.61
Earnings per share – diluted	$0.85	1.22	1.07	1.58

Schedule II

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

Valuation and Qualifying Accounts and Reserves

Years Ended June 30, 2008, 2007 and 2006

($000s omitted)

Classification	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period
Year ended June 30, 2006
Allowance for doubtful accounts	$8,975	2,167	256	2,660	8,738

Year ended June 30, 2007
Allowance for doubtful accounts	$8,738	735	342	3,775	6,040

Year ended June 30, 2008
Allowance for doubtful accounts	$6,040	5,457	358	4,773	7,082